Exhibit 99.1

N E W S R E L E A S E

Contact:	Investor Relations Inquiries	Media Inquiries
	Jennifer Gilligan	Shannon Susko
	Senior Vice President, Finance & Investor Relations	Senior Vice President, Chief Communications Officer
	(212) 549-1306	(314) 445-0790

FOR IMMEDIATE RELEASE

CENTENE CORPORATION REPORTS THIRD QUARTER 2023 RESULTS
-- Diluted EPS of $0.87; Adjusted Diluted EPS of $2.00 --
-- Increases 2023 Full Year Guidance --

•Adjusted diluted EPS of $2.00, up over 53% from $1.30 in the third quarter of 2022.
•Increases 2023 full year adjusted diluted EPS guidance by $0.15 to at least $6.60; reiterates 2024 adjusted diluted EPS floor of greater than $6.60.
•Marketplace exceeding 3.6 million members as of September 30, 2023, compared to 2.1 million members as of September 30, 2022.
•Continued execution on cash flow generation; $773 million of share repurchases in the third quarter of 2023 and year-to-date repurchases of $1.6 billion.
•Announced the $1.2 billion divestiture of Circle Health.
•Non-cash write-downs of $393 million from U.K. businesses (Circle Health and Operose Health).
ST. LOUIS, October 24, 2023 -- Centene Corporation (NYSE: CNC) ("the Company") announced today its financial results for the third quarter ended September 30, 2023. In summary, the 2023 third quarter results were as follows:

Total revenues (in millions)	$38,042
Premium and service revenues (in millions)	$34,967
Health benefits ratio	87.0%
SG&A expense ratio	8.7%
Adjusted SG&A expense ratio (1)	8.6%
GAAP diluted EPS	$0.87
Adjusted diluted EPS (1)	$2.00
Total cash flow provided by operations (in millions)	$1,021

(1)
A full reconciliation of the adjusted diluted earnings per share (EPS) and adjusted selling, general and administrative (SG&A) expenses is shown in the Non-GAAP Financial Presentation section of this release.

"Our strong third quarter results demonstrate the positive momentum Centene is generating as we prepare for 2024. Marketplace growth, effective navigation of redeterminations year-to-date and successful execution against Value Creation initiatives together position us well to continue advancing our strategic priorities. We are increasing our full year 2023 adjusted diluted EPS guidance, reflecting year-over-year growth of more than 14%," said Chief Executive Officer of Centene, Sarah M. London.

Other Events

•In October 2023, Centene announced the appointment of Wade Rakes as Chief Growth Officer. Mr. Rakes, who has been serving as Plan President and Chief Executive Officer of Centene's Georgia-based subsidiary, Peach State Health Plan, will deepen the Company's relationships with members, communities and partners; drive intentional expansion across existing products; and identify growth opportunities in new products and markets. Mr. Rakes will serve both roles until a new Plan President and CEO is appointed; he will also continue to serve as Chair of the Board of Peach State Health Plan.

•In October 2023, the Centers for Medicare and Medicaid Services issued 2024 Medicare Advantage Star Ratings, published on the Medicare Plan Finder on October 13, 2023. Following an analysis of the newly released data, the Company finds the 2024 Medicare Advantage Star results consistent with its most recent publicly stated targets. Based on the data, approximately 73% of membership is associated with contracts showing year-over-year unrounded score improvement, and approximately 87% of membership is associated with contracts rated 3.0 stars or better - compared to 53% in the prior year. This is in-line with management's recent public commentary regarding expectations of approximately two-thirds of members showing raw score improvement and roughly 90% of members in contracts crossing the three-star threshold. While the Company has work to do to improve star scores, this demonstrates the first step towards its multi-year goals.

•In August 2023, Centene signed a definitive agreement to sell Circle Health Group (Circle Health), one of the U.K.'s largest independent hospital operators. The transaction is subject to customary closing conditions, including regulatory approvals, and is expected to close in the first quarter of 2024.

Awards & Community Engagement

•In September 2023, Centene's Georgia subsidiary, Peach State Health Plan, and the Georgia Primary Care Association awarded five Federally Qualified Health Centers grants in support of school-based health centers in Georgia. These awards were made possible by a $1.1 million donation announced earlier this year from Peach State Health Plan and the Centene Foundation.

•In September 2023, the Centene Foundation and The Little Bit Foundation announced a partnership with the Pro Football Hall of Fame and St. Louis CITY Soccer Club to support the physical, mental and social well-being of youth in the St. Louis region. Centene Foundation's grant to the Little Bit Foundation will support the expansion of programs benefiting more than 14,000 St. Louis students.

•In September 2023, Centene was named to Fortune's "Best Workplaces in Health Care" list for a second year in a row. Centene joins 40 companies in the Large Company category for 2023 and ranks 13, an increase in rank from 27 in 2022.

Membership

The following table sets forth membership by line of business:

	September 30,
	2023	2022
Traditional Medicaid (1)	13,470,900	14,000,100
High Acuity Medicaid (2)	1,769,600	1,698,100
Total Medicaid (4)	15,240,500	15,698,200
Commercial Marketplace	3,681,600	2,087,800
Commercial Group	424,200	439,800
Total Commercial	4,105,800	2,527,600
Medicare (3) (4)	1,310,600	1,517,900
Medicare PDP	4,539,800	4,186,200
Total at-risk membership	25,196,700	23,929,900
TRICARE eligibles	2,773,200	2,832,300
Total	27,969,900	26,762,200

(1)	Membership includes Temporary Assistance for Needy Families (TANF), Medicaid Expansion, Children's Health Insurance Program (CHIP), Foster Care and Behavioral Health.
(2)	Membership includes Aged, Blind, or Disabled (ABD), Intellectual and Developmental Disabilities (IDD), Long-Term Services and Supports (LTSS) and Medicare-Medicaid Plans (MMP) Duals.
(3)	Membership includes Medicare Advantage and Medicare Supplement.
(4)
Medicaid and Medicare membership includes 1,311,500 and 1,285,600 Dual Eligible Special Needs Plans (D-SNP) beneficiaries for the periods ending September 30, 2023, and September 30, 2022, respectively.

Premium and Service Revenues

The following table sets forth supplemental revenue information ($ in millions):

	Three Months Ended September 30,
	2023	2022	% Change
Medicaid	$21,619	$21,154	2%
Commercial	6,453	4,292	50%
Medicare (1)	5,430	5,639	(4)%
Other	1,465	2,641	(45)%
Total premium and service revenues	$34,967	$33,726	4%

(1)	Medicare includes Medicare Advantage, Medicare Supplement, D-SNPs and Medicare Prescription Drug Plan (PDP).

Statement of Operations: Three Months Ended September 30, 2023

•For the third quarter of 2023, premium and service revenues increased 4% to $35.0 billion from $33.7 billion in the comparable period of 2022. The increase was driven by membership growth in the Marketplace business due to strong product positioning as well as overall market growth. The revenue growth was partially offset by recent divestitures.

•Health benefits ratio (HBR) of 87.0% for the third quarter of 2023 represents a decrease from 88.3% in the comparable period in 2022. The decrease is primarily attributed to growth in the Marketplace business, which runs at a lower HBR and strong performance from pricing discipline and execution.

•The SG&A expense ratio was 8.7% for the third quarter of 2023, compared to 8.4% in the third quarter of 2022. The adjusted SG&A expense ratio was 8.6% for the third quarter of 2023, compared to 8.3% in the third quarter of 2022. The increases were driven by growth in the Marketplace business, which operates at a meaningfully higher SG&A ratio as compared to Medicaid.

•The effective tax rate was 38.2% for the third quarter of 2023, compared to 26.6% in the third quarter of 2022. The effective tax rate for the third quarter of 2023 reflects the tax effects of impairments as well as the pending divestiture of Circle Health. For the third quarter of 2023, our effective tax rate on adjusted earnings was 24.2%, compared to 26.3% in the third quarter of 2022.

•Cash flow provided by operations for the third quarter of 2023 was $1.0 billion, primarily driven by net earnings.

Balance Sheet

At September 30, 2023, the Company had cash, investments and restricted deposits of $37.0 billion and maintained $238 million of cash and cash equivalents in our unregulated entities. Medical claims liabilities totaled $17.1 billion. The Company's days in claims payable was 53 days, which is an increase of one day as compared to the second quarter of 2023, and a decrease of one day as compared to the third quarter of 2022. Total debt was $18.0 billion, which included $309 million of borrowings on our $2.0 billion revolving credit facility at quarter end.

During the third quarter of 2023, the Company repurchased 11.6 million shares for $773 million. In October 2023, the Company repurchased an additional 397 thousand shares for $27 million. As of October 24, 2023, $1.2 billion remains available under the Company's stock repurchase program.

Outlook

The Company is increasing its 2023 adjusted diluted EPS guidance by $0.15 to at least $6.60. The Company is also increasing its 2023 premium and services revenues guidance range by $500 million.
The Company's updated annual guidance for 2023 is as follows and will be discussed further on our conference call:

	Full Year 2023
GAAP diluted EPS	at least $4.88
Adjusted diluted EPS (1)	at least $6.60

(1)	A full reconciliation of adjusted diluted EPS is shown in the Non-GAAP Financial Presentation section of this release.

	Full Year 2023
	Low	High
Total revenues (in billions)	$149.0	$151.0
Premium and service revenues (in billions)	$137.5	$139.5
HBR	87.1%	87.7%
SG&A expense ratio	8.8%	9.2%
Adjusted SG&A expense ratio (2)	8.7%	9.1%
Effective tax rate	25.2%	26.2%
Adjusted effective tax rate (3)	24.1%	25.1%
Diluted shares outstanding (in millions)	543.7	546.7

(2)
Adjusted SG&A expense ratio excludes acquisition and divestiture related expenses, severance costs due to a restructuring and expenses related to real estate optimization of approximately $135 million to $145 million.

(3)	Adjusted effective tax rate excludes income tax effects of adjustments of approximately $250 million to $260 million.

Conference Call

As previously announced, the Company will host a conference call Tuesday, October 24, 2023, at approximately 8:30 AM (Eastern Time) to review the financial results for the third quarter ended September 30, 2023.

Investors and other interested parties are invited to listen to the conference call by dialing 1-877-883-0383 in the U.S. and Canada; +1-412-902-6506 from abroad, including the following Elite Entry Number: 3130388 to expedite caller registration; or via a live, audio webcast on the Company's website at www.centene.com, under the Investors section.

A webcast replay will be available for on-demand listening shortly after the completion of the call for the next 12 months or until 11:59 PM (Eastern Time) on Tuesday, October 22, 2024, at the aforementioned URL. In addition, a digital audio playback will be available until 9:00 AM (Eastern Time) on Tuesday, October 31, 2023, by dialing 1-877-344-7529 in the U.S., 1-855-669-9658 in Canada, or +1-412-317-0088 from abroad, and entering access code 1249224.

Non-GAAP Financial Presentation

The Company is providing certain non-GAAP financial measures in this report as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of the Company's operations and measure the Company's performance more consistently across periods. The Company uses the presented non-GAAP financial measures internally in evaluating the Company's performance and for planning purposes, by allowing management to focus on period-to-period changes in the Company's core business operations, and in determining employee incentive compensation. Therefore, the Company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

The Company is unable to provide a reconciliation of its 2024 adjusted diluted EPS target to the corresponding GAAP measure without unreasonable effort due to the difficulty of predicting the timing and amounts of various items within a reasonable range. As such, this has been excluded from the reconciliation below.

The Company believes the presentation of non-GAAP financial information that excludes amortization of acquired intangible assets, acquisition and divestiture related expenses, as well as other items, allows investors to develop a more meaningful understanding of the Company's core performance over time.

The tables below provide reconciliations of non-GAAP items ($ in millions, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
GAAP net earnings attributable to Centene	$469	$738	$2,657	$1,415
Amortization of acquired intangible assets	180	211	542	609
Acquisition and divestiture related expenses	16	30	52	149
Other adjustments (1)	472	(222)	345	1,225
Income tax effects of adjustments (2)	(55)	(2)	(190)	(521)
Adjusted net earnings	$1,082	$755	$3,406	$2,877

(1) Other adjustments include the following pre-tax items:
2023:
(a) for the three months ended September 30, 2023: Circle Health impairment of $251 million, Operose Health impairment of $142 million, real estate impairments of $47 million, severance costs due to a restructuring of $22 million and a reduction to the previously recorded gain on the sale of Magellan Rx of $10 million;

(b) for the nine months ended September 30, 2023: Circle Health impairment of $251 million, Operose Health impairment of $142 million, real estate impairments of $92 million, gain on the sale of Apixio of $91 million, gain on the sale of Magellan Specialty Health of $79 million, severance costs due to a restructuring of $22 million, gain on the previously reported divestiture of Centurion of $15 million, an additional loss on the divestiture of our Spanish and Central European businesses of $13 million and a reduction to the previously recorded gain on the sale of Magellan Rx of $10 million.

2022:
(a) for the three months ended September 30, 2022: gain on the sale of PANTHERx Rare (PANTHERx) of $490 million, impairment of assets associated with the divestiture of our Spanish and Central European businesses of $165 million, real estate impairments of $127 million, increase to the previously reported gain on the divestiture of U.S. Medical Management (USMM) due to the finalization of working capital adjustments of $13 million, gain on debt extinguishment related to the repurchases of senior notes of $10 million and an adjustment to the costs related to the pharmacy benefits management (PBM) legal settlement of $1 million;

(b) for the nine months ended September 30, 2022: real estate impairments of $1,581 million, gain on the sale of PANTHERx of $490 million, impairment of assets associated with the divestiture of our Spanish and Central European businesses of $165 million, gain on debt extinguishment of $23 million, increase to the previously reported gain on the divestiture of USMM due to the finalization of working capital adjustments of $13 million and costs related to the PBM legal settlement of $5 million.

(2) The income tax effects of adjustments are based on the effective income tax rates applicable to each adjustment. In addition, the nine months ended September 30, 2023, include a one-time income tax benefit of $69 million resulting from the distribution of long-term stock awards to the estate of the Company's former CEO. The nine months ended September 30, 2022, also include an $18 million increase to the income tax benefit on the previously reported non-cash impairment of our equity method investment in RxAdvance.

	Three Months Ended September 30,		Nine Months Ended September 30,		Annual Guidance December 31, 2023
	2023	2022	2023	2022
GAAP diluted EPS attributable to Centene	$0.87	$1.27	$4.85	$2.41	at least $4.88
Amortization of acquired intangible assets	0.33	0.36	0.99	1.04	~$1.31
Acquisition and divestiture related expenses	0.03	0.05	0.09	0.25	~$0.10
Other adjustments (3)	0.87	(0.38)	0.63	2.09	~$0.77
Income tax effects of adjustments (4)	(0.10)	—	(0.35)	(0.89)	~$(0.46)
Adjusted diluted EPS	$2.00	$1.30	$6.21	$4.90	at least $6.60
(3) Other adjustments include the following pre-tax items:
2023:
(a) for the three months ended September 30, 2023: Circle Health impairment of $0.46 ($0.50 after-tax), Operose Health impairment of $0.26 ($0.24 after-tax), real estate impairments of $0.09 ($0.09 after-tax), severance costs due to a restructuring of $0.04 ($0.03 after-tax) and a reduction to the previously recorded gain on the sale of Magellan Rx of $0.02 ($0.00 after-tax);

(b) for the nine months ended September 30, 2023: Circle Health impairment of $0.46 ($0.49 after-tax), Operose Health impairment of $0.26 ($0.24 after-tax), real estate impairments of $0.17 ($0.15 after-tax), gain on the sale of Apixio of $0.17 ($0.12 after-tax), gain on the sale of Magellan Specialty Health of $0.14 ($0.12 after-tax), severance costs due to a restructuring of $0.04 ($0.03 after-tax), gain on the previously reported divestiture of Centurion of $0.03 ($0.02 after-tax), an additional loss on the divestiture of our Spanish and Central European businesses of $0.02 ($0.01 after-tax) and a reduction to the previously recorded gain on the sale of Magellan Rx of $0.02 ($0.00 after-tax);

(c) for the year ending December 31, 2023, an estimated: $0.46 ($0.49 after-tax) Circle Health impairment, $0.26 ($0.24 after-tax) Operose Health impairment, $0.20 ($0.17 after-tax) of real estate impairments, $0.17 ($0.12 after-tax) gain on the sale of Apixio, $0.14 ($0.12 after-tax) gain on the sale of Magellan Specialty Health, $0.14 ($0.10 after-tax) severance costs due to a restructuring, $0.03 ($0.02 after-tax) gain on the previously reported divestiture of Centurion, $0.03 ($0.02 after-tax) additional loss on the divestiture of our Spanish and Central European businesses and $0.02 ($0.00 after-tax) reduction to the previously recorded gain on the sale of Magellan Rx.

2022:
(a) for the three months ended September 30, 2022: gain on the sale of PANTHERx of $0.84 ($0.65 after-tax), impairment of assets associated with the divestiture of our Spanish and Central European businesses of $0.28 ($0.23 after-tax), real estate impairments of $0.22 ($0.16 after-tax), increase to the previously reported gain on the divestiture of USMM due to the finalization of working capital adjustments of $0.02 ($0.01 after-tax) and gain on debt extinguishment of $0.02 ($0.01 after-tax);

(b) for the nine months ended September 30, 2022: real estate impairments of $2.69 ($1.98 after-tax), gain on the sale of PANTHERx of $0.83 ($0.65 after-tax), impairment of assets associated with the divestiture of our Spanish and Central European businesses of $0.28 ($0.23 after-tax), gain on debt extinguishment of $0.04 ($0.03 after-tax), increase to the previously reported gain on the divestiture of USMM due to the finalization of working capital adjustments of $0.02 ($0.02 after-tax) and costs related to the PBM legal settlement of $0.01 ($0.01 after-tax).

(4) The income tax effects of adjustments are based on the effective income tax rates applicable to each adjustment. In addition, the nine months ended September 30, 2023, as well as the annual 2023 guidance, include a one-time income tax benefit of $0.12 resulting from the distribution of long-term stock awards to the estate of the Company's former CEO. The nine months ended September 30, 2022, also include a $0.03 increase to the income tax benefit on the previously reported non-cash impairment of our equity method investment in RxAdvance.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
GAAP selling, general and administrative expenses	$3,048	$2,846	$9,075	$8,391
Less:
Acquisition and divestiture related expenses	16	28	52	149
Restructuring costs	22	—	22	—
Costs related to the PBM legal settlement	—	1	—	5
Real estate optimization	—	3	7	7
Adjusted selling, general and administrative expenses	$3,010	$2,814	$8,994	$8,230

To provide clarity on the way management defines certain key metrics and ratios, the Company is providing a description of how the metric or ratio is calculated as follows:

•Health Benefits Ratio (HBR) (GAAP) = Medical costs divided by premium revenues.

•SG&A Expense Ratio (GAAP) = Selling, general and administrative expenses divided by premium and service revenues.

•Adjusted SG&A Expense Ratio (non-GAAP) = Adjusted selling, general and administrative expenses divided by premium and service revenues.

•Adjusted Effective Tax Rate (non-GAAP) = GAAP income tax expense (benefit) excluding the income tax effects of adjustments to net earnings divided by adjusted earnings (loss) before income tax expense.

•Adjusted Net Earnings (non-GAAP) = Net earnings less amortization of acquired intangible assets, less acquisition and divestiture related expenses, as well as adjustments for other items, net of the income tax effect of the adjustments.

•Adjusted Diluted EPS (non-GAAP) = Adjusted net earnings divided by weighted average common shares outstanding on a fully diluted basis.

•Debt to Capitalization Ratio (GAAP) = Total debt, divided by total debt plus total stockholder's equity.

•Average Medical Claims Expense (GAAP) = Medical costs for the period divided by number of days in such period. Average medical claims expense is most often calculated for the quarterly reporting period.

•Days in Claims Payable (GAAP) = Medical claims liabilities divided by average medical claims expense. Days in claims payable is most often calculated for the quarterly reporting period.

In addition, the following terms are defined as follows:

•State-directed Payments: Payments directed by a state that have minimal risk, but are administered as a premium adjustment. These payments are recorded as premium revenue and medical costs at close to a 100% HBR. In many instances, the Company has little visibility to the timing of these payments until they are paid by a state.

•Pass-through Payments: Non-risk supplemental payments from a state that the Company is required to pass through to designated contracted providers. These payments are recorded as premium tax revenue and premium tax expense.

About Centene Corporation

Centene Corporation, a Fortune 500 company, is a leading healthcare enterprise that is committed to helping people live healthier lives. The Company takes a local approach – with local brands and local teams – to provide fully integrated, high-quality, and cost-effective services to government-sponsored and commercial healthcare programs, focusing on under-insured and uninsured individuals. Centene offers affordable and high-quality products to nearly 1 in 15 individuals across the nation, including Medicaid and Medicare members (including Medicare Prescription Drug Plans) as well as individuals and families served by the Health Insurance Marketplace and the TRICARE program. The Company also contracts with other healthcare and commercial organizations to provide a variety of specialty services focused on treating the whole person. Centene focuses on long-term growth and value creation as well as the development of its people, systems and capabilities so that it can better serve its members, providers, local communities and government partners.

Centene uses its investor relations website to publish important information about the Company, including information that may be deemed material to investors. Financial and other information about Centene is routinely posted and is accessible on Centene's investor relations website, https://investors.centene.com.

Forward-Looking Statements

All statements, other than statements of current or historical fact, contained in this press release are forward-looking statements. Without limiting the foregoing, forward-looking statements often use words such as "believe," "anticipate," "plan," "expect," "estimate," "intend," "seek," "target," "goal," "may," "will," "would," "could," "should," "can," "continue," and other similar words or expressions (and the negative thereof). Centene (the Company, our, or we) intends such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe-harbor provisions. In particular, these statements include, without limitation, statements about our future operating or financial performance, market opportunity, value creation strategy, competition, expected activities in connection with completed and future acquisitions and dispositions, our investments, and the adequacy of our available cash resources. These forward-looking statements reflect our current views with respect to future events and are based on numerous assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, business strategies, operating environments, future developments, and other factors we believe appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties and are subject to change because they relate to events and depend on circumstances that will occur in the future, including economic, regulatory, competitive, and other factors that may cause our or our industry's actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions. All forward-looking statements included in this press release are based on information available to us on the date hereof. Except as may be otherwise required by law, we undertake no obligation to update or revise the forward-looking statements included in this press release, whether as a result of new information, future events, or otherwise, after the date hereof. You should not place undue reliance on any forward-looking statements, as actual results may differ materially from projections, estimates, or other forward-looking statements due to a variety of important factors, variables, and events including, but not limited to: our ability to design and price products that are competitive and/or actuarially sound including but not limited to any impacts resulting from Medicaid redeterminations; our ability to maintain or achieve improvement in the Centers for Medicare and Medicaid Services (CMS) Star ratings and maintain or achieve improvement in other quality scores in each case that can impact revenue and future growth; our ability to accurately predict and effectively manage health benefits and other operating expenses and reserves, including fluctuations in medical utilization rates; competition, including our ability to reprocure our contracts and grow organically; the timing and extent of benefits from our value creation strategy, including the possibility that the benefits received may be lower than expected, may not occur, or will not be realized within the expected time periods; our ability to manage our information systems effectively; disruption, unexpected costs, or similar risks from business transactions, including acquisitions, divestitures, and changes in our relationships with third parties; impairments to real estate, investments, goodwill, and intangible assets; changes in senior management, loss of one or more key personnel or an inability to attract, hire, integrate and retain skilled personnel; membership and revenue declines or unexpected trends; rate cuts or other payment reductions or delays by governmental payors and other risks and uncertainties affecting our government businesses; changes in healthcare practices, new technologies, and advances in medicine; increased healthcare costs; inflation; changes in economic, political, or market conditions; changes in federal or state laws or regulations, including changes with respect to income tax reform or government healthcare programs as well as changes with respect to the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act (collectively referred to as the ACA) and any regulations enacted thereunder; tax matters; disasters or major epidemics; changes in expected contract start dates; changes in provider, state, federal, foreign, and other contracts and delays in the timing of regulatory approval of contracts, including due to protests; the expiration, suspension, or termination of our contracts with federal or state governments (including, but not limited to, Medicaid, Medicare, TRICARE, or other customers); the difficulty of predicting the timing or outcome of legal or regulatory proceedings or matters, including, but not limited to, our ability to resolve claims and/or allegations made by states with regard to past practices, including at Centene Pharmacy Services (formerly Envolve Pharmacy Solutions, Inc. (Envolve)), as our pharmacy benefits manager (PBM) subsidiary, within the reserve estimate we previously recorded and on other acceptable terms, or at all, or whether additional claims, reviews or investigations will be brought by states, the federal government or shareholder litigants, or government investigations; challenges to our contract awards; cyber-attacks or other privacy or data security incidents; the exertion of management's time and our resources, and other expenses incurred and business changes required in connection with complying with the terms of our contracts and the undertakings in connection with any regulatory, governmental, or third party consents or approvals for acquisitions or dispositions; any changes in expected closing dates, estimated purchase price, or accretion for acquisitions or dispositions, including due to the timing of regulatory approval for the pending sale of Circle Health Group (Circle Health); losses in our investment portfolio; restrictions and limitations in connection with our indebtedness; a downgrade of the credit rating of our indebtedness; the availability of debt and equity financing on terms that are favorable to us; foreign currency fluctuations; and risks and uncertainties discussed in the reports that Centene has filed with the Securities and Exchange Commission (SEC). This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain other factors that may affect our business operations, financial condition, and results of operations, in our filings with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Due to these important factors and risks, we cannot give assurances with respect to our future performance, including without limitation our ability to maintain adequate premium levels or our ability to control our future medical and selling, general and administrative costs.

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except shares in thousands and per share data in dollars)

	September 30, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$18,190	$12,074
Premium and trade receivables	15,503	13,272
Short-term investments	2,241	2,321
Other current assets	5,471	2,461
Total current assets	41,405	30,128
Long-term investments	15,234	14,684
Restricted deposits	1,343	1,217
Property, software and equipment, net	2,004	2,432
Goodwill	17,558	18,812
Intangible assets, net	6,277	6,911
Other long-term assets	560	2,686
Total assets	$84,381	$76,870
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND STOCKHOLDERS' EQUITY
Current liabilities:
Medical claims liability	$17,141	$16,745
Accounts payable and accrued expenses	15,081	9,525
Return of premium payable	2,160	1,634
Unearned revenue	2,356	478
Current portion of long-term debt	113	82
Total current liabilities	36,851	28,464
Long-term debt	17,888	17,938
Deferred tax liability	577	615
Other long-term liabilities	3,649	5,616
Total liabilities	58,965	52,633
Commitments and contingencies
Redeemable noncontrolling interests	21	56
Stockholders' equity:
Preferred stock, $0.001 par value; authorized 10,000 shares; no shares issued or outstanding at September 30, 2023 and December 31, 2022	—	—
Common stock, $0.001 par value; authorized 800,000 shares; 614,956 issued and 534,596 outstanding at September 30, 2023, and 607,847 issued and 550,754 outstanding at December 31, 2022	1	1
Additional paid-in capital	20,243	20,060
Accumulated other comprehensive (loss)	(1,122)	(1,132)
Retained earnings	11,998	9,341
Treasury stock, at cost (80,360 and 57,093 shares, respectively)	(5,825)	(4,213)
Total Centene stockholders' equity	25,295	24,057
Nonredeemable noncontrolling interest	100	124
Total stockholders' equity	25,395	24,181
Total liabilities, redeemable noncontrolling interests and stockholders' equity	$84,381	$76,870

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except shares in thousands and per share data in dollars)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues:
Premium	$33,866	$31,848	$101,404	$95,247
Service	1,101	1,878	3,353	6,679
Premium and service revenues	34,967	33,726	104,757	101,926
Premium tax	3,075	2,139	9,782	7,060
Total revenues	38,042	35,865	114,539	108,986
Expenses:
Medical costs	29,479	28,111	88,260	83,261
Cost of services	856	1,571	2,603	5,658
Selling, general and administrative expenses	3,048	2,846	9,075	8,391
Depreciation expense	148	150	436	470
Amortization of acquired intangible assets	180	211	542	609
Premium tax expense	3,156	2,211	10,021	7,258
Impairment	440	289	478	1,739
Total operating expenses	37,307	35,389	111,415	107,386
Earnings from operations	735	476	3,124	1,600
Other income (expense):
Investment and other income	214	692	992	786
Debt extinguishment	—	10	—	26
Interest expense	(181)	(169)	(542)	(491)
Earnings before income tax	768	1,009	3,574	1,921
Income tax expense	293	269	914	500
Net earnings	475	740	2,660	1,421
(Earnings) attributable to noncontrolling interests	(6)	(2)	(3)	(6)
Net earnings attributable to Centene Corporation	$469	$738	$2,657	$1,415

Net earnings per common share attributable to Centene Corporation:
Basic earnings per common share	$0.87	$1.29	$4.86	$2.44
Diluted earnings per common share	$0.87	$1.27	$4.85	$2.41

Weighted average number of common shares outstanding:
Basic	539,535	573,961	546,374	580,277
Diluted	541,270	580,607	548,412	587,084

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities:
Net earnings	$2,660	$1,421
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	978	1,079
Stock compensation expense	167	180
Impairment	478	1,739
(Gain) loss on debt extinguishment	—	(26)
Deferred income taxes	14	(682)
(Gain) loss on divestitures	(172)	(503)
Other adjustments, net	158	164
Changes in assets and liabilities
Premium and trade receivables	(2,329)	(1,274)
Other assets	(103)	152
Medical claims liabilities	401	1,976
Unearned revenue	1,878	1,964
Accounts payable and accrued expenses	3,127	686
Other long-term liabilities	583	863
Other operating activities, net	(4)	98
Net cash provided by operating activities	7,836	7,837
Cash flows from investing activities:
Capital expenditures	(576)	(771)
Purchases of investments	(4,729)	(5,118)
Sales and maturities of investments	4,373	2,842
Acquisitions, net of cash acquired	—	(1,457)
Divestiture proceeds, net of divested cash	690	1,362
Net cash (used in) investing activities	(242)	(3,142)
Cash flows from financing activities:
Proceeds from long-term debt	2,170	357
Payments and repurchases of long-term debt	(1,970)	(1,202)
Common stock repurchases	(1,602)	(1,663)
Proceeds from common stock issuances	32	62
Payments for debt extinguishment	—	(14)
Purchase of noncontrolling interest	(87)	—
Other financing activities, net	—	(5)
Net cash (used in) financing activities	(1,457)	(2,465)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	19	(37)
Net increase in cash, cash equivalents, and restricted cash and cash equivalents	6,156	2,193
Cash and cash equivalents reclassified from (to) held for sale	(36)	(192)
Cash, cash equivalents, and restricted cash and cash equivalents, beginning of period	12,330	13,214
Cash, cash equivalents, and restricted cash and cash equivalents, end of period	$18,450	$15,215
Supplemental disclosures of cash flow information:
Interest paid	$496	$462
Income taxes paid	$759	$448

The following table provides a reconciliation of cash, cash equivalents, and restricted cash and cash equivalents reported within the Consolidated Balance Sheets to the totals above:
	September 30,
	2023	2022
Cash and cash equivalents	$18,190	$14,987
Restricted cash and cash equivalents, included in restricted deposits	260	228
Total cash, cash equivalents, and restricted cash and cash equivalents	$18,450	$15,215

CENTENE CORPORATION
SUPPLEMENTAL FINANCIAL DATA

	Q3	Q2	Q1	Q4	Q3
	2023	2023	2023	2022	2022
MEMBERSHIP
Traditional Medicaid (1)	13,470,900	14,260,400	14,521,100	14,264,800	14,000,100
High Acuity Medicaid (2)	1,769,600	1,799,200	1,801,200	1,710,000	1,698,100
Total Medicaid (4)	15,240,500	16,059,600	16,322,300	15,974,800	15,698,200
Commercial Marketplace	3,681,600	3,295,200	3,093,600	2,076,100	2,087,800
Commercial Group	424,200	435,000	437,200	441,100	439,800
Total Commercial	4,105,800	3,730,200	3,530,800	2,517,200	2,527,600
Medicare (3) (4)	1,310,600	1,329,000	1,343,800	1,511,100	1,517,900
Medicare PDP	4,539,800	4,493,700	4,459,300	4,226,000	4,186,200
Total at-risk membership	25,196,700	25,612,500	25,656,200	24,229,100	23,929,900
TRICARE eligibles	2,773,200	2,799,300	2,799,300	2,832,300	2,832,300
Total	27,969,900	28,411,800	28,455,500	27,061,400	26,762,200

(1)	Membership includes TANF, Medicaid Expansion, CHIP, Foster Care and Behavioral Health.
(2)	Membership includes ABD, IDD, LTSS and MMP Duals.
(3)	Membership includes Medicare Advantage and Medicare Supplement.
(4)
Medicaid and Medicare membership includes 1,311,500, 1,329,100, 1,323,000, 1,291,300, and 1,285,600 D-SNP beneficiaries for the periods ending September 30, 2023, June 30, 2023, March 31, 2023, December 31, 2022, and September 30, 2022, respectively.

NUMBER OF EMPLOYEES	67,800	68,300	67,200	74,300	83,200

DAYS IN CLAIMS PAYABLE	53	52	54	54	54

CASH, INVESTMENTS AND RESTRICTED DEPOSITS (in millions)
Regulated	$35,988	$35,799	$34,103	$28,926	$31,447
Unregulated	1,020	1,046	1,031	1,370	989
Total	$37,008	$36,845	$35,134	$30,296	$32,436

DEBT TO CAPITALIZATION	41.5%	41.1%	42.1%	42.7%	41.8%

OPERATING RATIOS	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
HBR	87.0%	88.3%	87.0%	87.4%
SG&A expense ratio	8.7%	8.4%	8.7%	8.2%
Adjusted SG&A expense ratio	8.6%	8.3%	8.6%	8.1%

HBR BY PRODUCT	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Medicaid	90.7%	90.2%	89.9%	89.4%
Commercial	78.9%	84.2%	78.8%	80.3%
Medicare (1)	82.2%	83.9%	84.6%	85.7%

(1)	Medicare includes Medicare Advantage, Medicare Supplement, D-SNPs and Medicare PDP.

MEDICAL CLAIMS LIABILITY

The changes in medical claims liability are summarized as follows (in millions):

Balance, September 30, 2022	$16,465
Less: Reinsurance recoverable	9
Balance, September 30, 2022, net	16,456
Acquisitions and divestitures	(144)
Incurred related to:
Current period	118,463
Prior periods	(1,935)
Total incurred	116,528
Paid related to:
Current period	102,907
Prior periods	12,837
Total paid	115,744
Balance, September 30, 2023, net	17,096
Plus: Reinsurance recoverable	45
Balance, September 30, 2023	$17,141

Centene's claims reserving process utilizes a consistent actuarial methodology to estimate Centene's ultimate liability. Any reduction in the "Incurred related to: Prior periods" amount may be offset as Centene actuarially determines the "Incurred related to: Current period." Centene believes it has consistently applied its claims reserving methodology. Additionally, approximately $268 million was recorded as a reduction to premium revenues resulting from development within "Incurred related to: Prior period" due to minimum HBR and other return of premium programs.

The amount of the "Incurred related to: Prior period" above represents favorable development and includes the effects of reserving under moderately adverse conditions, new markets where we use a conservative approach in setting reserves during the initial periods of operations, receipts from other third party payors related to coordination of benefits and lower medical utilization and cost trends for dates of service September 30, 2022, and prior.